Exhibit 99.2

Coliseum Acquisition Corp. Announces Closing of $150 Million Initial Public Offering

New York, NY / June 25, 2021 / Coliseum Acquisition Corp. (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units began trading on The Nasdaq Capital Market (“Nasdaq”) on June 23, 2021, under the ticker symbol “MITAU”.

Each unit issued in the offering consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units commence separate trading, the Class A ordinary shares and redeemable warrants are expected to be respectively listed on Nasdaq under the symbols “MITA” and “MITAW”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Stifel, Nicolaus & Company, Incorporated was the sole book-running manager for the offering.

A registration statement relating to the securities became effective on June 22, 2021. The offering was made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained, when available, from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@stifel.com, or by telephone: (855) 300-7136.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Coliseum Acquisition Corp.

Coliseum Acquisition Corp. is a newly organized blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or geographic region, it intends to focus on consumer product, service and media companies at the intersection of sports, entertainment, digital media and/or technology.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Coliseum Contact

Adrian Williams, Vice President

adrian@sc.holdings

SOURCE: Coliseum Acquisition Corp.